CSW INDUSTRIALS, INC.
Performance Share Award Agreement

Date of Grant:
Name of Participant:
Target Number of Performance Shares:
Performance Period:	The period beginning on <<date>> and ending on <<date>>

CSW Industrials, Inc. (the “Company”) hereby awards to the individual named above (the “Participant”) the target number of shares set forth above which are each equivalent to one Common Share, $0.01 par value per share, of the Company (the “Performance Shares”) pursuant to the CSW Industrials, Inc. 2024 Equity and Incentive Compensation Plan (the “Plan”). The Performance Shares granted pursuant to this Performance Share Award Agreement (this “Award Agreement”) are subject to the “Recoupment of Incentive Compensation Policy,” the “Dodd-Frank Clawback Policy,” and any other policy relating to the recovery of previously-granted compensation as the Company may adopt from time to time.
Unless otherwise provided herein, capitalized terms used in this Award Agreement that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan. The terms and conditions of the Performance Shares awarded hereby, to the extent not controlled by the terms and conditions contained in the Plan, are as follows:
1. No Right to Continued Employee Status
Nothing contained in this Award Agreement shall confer upon Participant the right to the continuation of his or her employee status, or to interfere with the right of the Company or any Subsidiary, as applicable, to terminate such relationship.
2. Vesting of Performance Shares
(a)     The Performance Shares awarded hereby are contingently awarded, and the Participant’s vesting in all, or any portion, of the Performance Shares and the issuance of the equivalent number of Common Shares pursuant to Section 3 below, are dependent on the achievement of the Management Objectives set forth in Exhibit A to this Award Agreement and, except as otherwise provided in Sections 2(c) and (d) below, the Participant remaining an employee of the Company or one of its Subsidiaries until the last day of the Performance Period. Subject to Sections 2(c) and 2(d) below, in the event of the Participant’s termination of service from the Company and all Subsidiaries prior to the last day of the Performance Period, the Performance Shares awarded pursuant to this Award Agreement shall be forfeited and cancelled on the date of such termination of service.

(b)     Any portion of the Performance Shares that does not vest on the last day of the Performance Period as provided in Section 2(a) above or Section 2(c) or Section 2(d) below, will be forfeited and cancelled on the last day of the Performance Period.
(c)     Treatment of Award Upon Change in Control, Disability or Death. Notwithstanding anything contained in this Award Agreement to the contrary, the Performance Shares awarded pursuant to this Award Agreement shall automatically vest as provided in Exhibit A hereto and become issuable as provided in Section 3 below upon the occurrence of any of the following events: (i) a Change in Control, (ii) the Participant’s termination of service from the Company and all Subsidiaries due to his or her Disability or (iii) the Participant’s termination of service from the Company and all Subsidiaries due to his or her death. Additionally, notwithstanding anything contained in this Award Agreement to the contrary, the forfeiture and cancellation of the Performance Shares awarded pursuant to this Award Agreement are subject to the terms and provisions of the Company’s Executive Change in Control and Severance Benefit Plan, dated December 9, 2016, as it may be amended from time to time.
(d)     Treatment of Award Upon Retirement. (i) Notwithstanding anything contained in this Award Agreement to the contrary, and subject to clause (ii) below, the Performance Shares awarded pursuant to this Award Agreement shall remain eligible to vest at the end of the Performance Period as if the Participant was still employed, and shall not be forfeited, upon the Participant’s termination of service from the Company and all Subsidiaries due to his or her Retirement. (ii) If the Participant’s service terminates due to his or her Retirement prior to the one-year anniversary of the Date of Grant, the Participant will vest in a pro-rated portion of the Performance Shares awarded pursuant to this Award Agreement based on the number of full months the Participant was employed by the Company during the Performance Period. If the Participant’s service terminates due to his or her Retirement on or after the one-year anniversary of the Date of Grant of this Award Agreement, the Performance Shares will vest in full without proration.
3. Issuance of Performance Shares
Subject to prior compliance with Section 7 below, the Company will issue the equivalent number of Common Shares for all, or the portion, of the Performance Shares awarded to the Participant pursuant to this Award Agreement that have become vested pursuant to Section 2 above as soon as administratively feasible after the end of the Performance Period following written certification by the Committee of the vesting of such Performance Shares and the number of Common Shares that are issuable and no later than the December 31st of the year following the year in which that Performance Period ends in order to ensure that this Performance Share Award and the Plan complies with the specified time of payment requirement of Section 409A(a)(2)(A)(iv) of the Code and Treas. Reg. §§1.409A-3(a)(4) and (d). If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code) due to his or her Disability, (i) the Participant is a “specified employee” (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that the issuance of Common Shares hereunder constitutes deferred compensation (within the meaning of Section 409A of the

Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not issue the Common Shares before the fifth business day of the seventh month after such separation from service.

4. Restrictions on Transfer
Neither the Performance Shares awarded pursuant to this Award Agreement nor the right to the Common Shares, if any, which may become issuable pursuant to this Performance Share Award may be (i) sold, assigned, transferred, pledged or otherwise encumbered during the Performance Period or (ii) assignable by operation of law or subject to execution, attachment or similar process. Any attempted sale, assignment, transfer, pledge or other disposition of, and the levy of any execution, attachment or similar process upon, the Performance Shares and/or the Common Shares, if any, which may become issuable pursuant to this Performance Share Award contrary to the provisions of this Award Agreement or the Plan shall be null and void and without force or effect.
5. Dividends and Other Distributions
The Participant shall be entitled to receive credits (“Dividend Equivalents”) based upon the cash dividends or cash distributions that would have been declared and paid with respect to the Performance Shares as if the equivalent number of Common Shares were held by the Participant. Dividend Equivalents shall be deemed to be reinvested in additional Common Shares (which may thereafter accrue additional Dividend Equivalents). Any such reinvestment shall be at the Fair Market Value of the Common Shares on the date of such reinvestment. The Participant shall also have the right to accrue Dividend Equivalents based upon the stock dividends or stock distributions that would have been declared and paid with respect to the Performance Shares as if the equivalent number of Common Shares were held by the Participant. With respect to any unvested Performance Shares, all Dividend Equivalents or distributions shall likewise vest in the same manner as the Performance Shares as to which such Dividend Equivalents or distributions relate. In the event any Performance Shares do not vest pursuant to Section 2 above, the Participant shall forfeit his or her right to any Dividend Equivalents accrued with respect to such unvested and forfeited Performance Shares.
6. No Shareholder Rights
The Performance Shares awarded pursuant to this Award Agreement do not and shall not entitle the Participant to any rights of a shareholder of the Company prior to the date Common Shares are issued to the Participant pursuant to Section 3 above.
7. Withholding
To the extent that the Company is required to withhold Federal, state or other taxes in connection with the vesting of all or any portion of the Performance Shares and the issuance of an equivalent number of Common Shares, and the amounts available to the Company are insufficient for such withholding, it shall be a condition to the obligation of the Company to make any delivery Common Shares to the Participant that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld.

8. Notices
Any notice required to be given pursuant to this Award Agreement or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to the Participant at the address last provided for his or her employee records.
9. Award Agreement Subject to Plan
This Award Agreement is made pursuant to the Plan and shall be interpreted to comply therewith. Any provision of this Award Agreement inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan.
10. Entire Agreement
This Award Agreement, together with the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Award Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Award Agreement, provided, however, in any event, this Award Agreement shall be subject to and governed by the Plan.
11. Severability
In the event that one or more of the provisions of this Award Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
12. Electronic Delivery
The Company may, in its sole discretion, deliver any documents related to the Performance Shares and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
13. Counterparts
This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date first above written.

COMPANY:
CSW INDUSTRIALS, INC.

______________________________
By: Joseph B. Armes
Chairman and Chief Executive Officer

PARTICIPANT:

______________________________
By:

EXHIBIT A
[List of Management Objectives]